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                                                                     EXHIBIT 2.2


CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME OF ARRANGEMENT AND THE MERGER

1. The Merger is conditional upon the Scheme becoming effective by not later than 31 December, 1999 or such later date as Offeree and Offeror may agree and the Court shall approve.

2.       The Scheme will become effective and binding following:

         (a) approval by a majority in number representing three-fourths in value of the holders of the Offeree Shares, present and voting, either in person or by proxy, at the Court Meeting (or any adjournment thereof);

         (b) the passing of any resolutions required to implement the Scheme and to amend the articles of association of Offeree in the manner indicated in the paragraph headed "Structure of the transaction" in the Announcement at the Extraordinary General Meeting (or any adjournment thereof);

         (c) the approval by the requisite majorities of votes of the holders of Offeror Shares at the Special Meeting called for the purpose of an amendment of Offeror's amended and restated certificate of incorporation for the purpose of increasing the authorised share capital of Offeror and the issuance of the Offeror Shares pursuant to the Scheme; and

         (d) sanction of the Scheme and confirmation of the reduction of capital involved therein by the Court (in both cases, with or without modification agreed by Offeror and Offeree), an office copy of the Final Court Order being delivered for registration to the Registrar of Companies in England and Wales and, in the case of reduction of capital, registered by him.

3. Offeree and Offeror have agreed, subject as stated in paragraph 4 of this Appendix, that the Merger will also be conditional upon the following matters, and, accordingly, an office copy of the Final Court Order will only be delivered for registration to the Registrar of Companies in England and Wales if:

         (a) Offeror and Offeree have received a letter from KPMG Peat Marwick dated within two New York Business Days prior to the date of the Final Court Order (with KPMG Peat Marwick first having received a supporting letter from Deloitte & Touche, auditors to Offeree in terms reasonably satisfactory to KPMG Peat Marwick) confirming that the Merger should be treated as a pooling of interests under U.S.
                  GAAP if the Scheme is consummated;

         (b) except as disclosed in the Offeree annual report and accounts for the year ended 28 August, 1998, or as disclosed in the interim report of Offeree for the 26 weeks ended 26 February, 1999 or as otherwise publicly announced by delivery of an announcement to the Company Announcements Office of the London Stock



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                  Exchange prior to the date of this Announcement ("publicly disclosed"), or as fairly disclosed in writing to Offeror prior to the date of this Announcement (each and collectively "Offeree Disclosed Matters"), since 28 August, 1998:

                  (i) no investigation or enquiry by any Third Party (as defined in paragraph (c) below) having statutory or regulatory competence (other than the Court) and no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Offeree Group is or may become a party (whether as plaintiff or defendant or otherwise) has been threatened in writing, announced or instituted by or remains outstanding against or in respect of any member of the Offeree Group which, in any such case, is material and adverse in the context of the Offeree Group taken as a whole;

                  (ii) there has been no material adverse change in the business, financial position, trading position or profits or prospects of the Offeree Group taken as a whole;

                  (iii) no contingent or other liability of any member of the Offeree Group has arisen or has become apparent or has increased which would or could reasonably be expected materially and adversely to affect the Offeree Group taken as a whole;

                  (iv) Offeror has not discovered regarding the Offeree Group that:

                           (1) any written financial, business or other information which has been publicly disclosed at any time by any member of the Offeree Group is misleading or contains misrepresentations of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which has not subsequently and prior to the date of this Announcement been corrected by such disclosure, and, in any event, which is material in the context of the Offeree Group taken as a whole; or

                           (2) any written financial, business or other information (except for forecasts, statements of opinion, projections, budgets or estimates) disclosed by or on behalf of any member of the Offeree Group privately to any member of the Offeror Group or its advisers is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which has not subsequently and prior to the date of this Announcement been corrected by such disclosure and, in any event, which is material in the context of the Offeree Group taken as a whole; or

                           (3) any member of the Offeree Group is subject to any liability



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                                    (contingent or otherwise) which has not been
                                    disclosed in the Offeree Disclosed Matters and which is materially adverse in the context of the Offeree Group taken as a whole;

         (c) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, or court, or trade agency, or association, or institutional or professional body (or other person or body having statutory or regulatory competence) in any jurisdiction (each and collectively a "Third Party") has instituted, implemented or threatened to take any action, proceeding, suit, investigation or inquiry, or has made, proposed or enacted any statute, regulation or order, or taken any other steps, which would or might reasonably be expected to:

                  (i) make the Merger or Scheme or their respective implementation or the acquisition of any shares in, or control of, Offeree by Offeror or any member(s) of the Offeror Group void, illegal or unenforceable under the laws of any jurisdiction or otherwise directly or indirectly restrain, prohibit, restrict, delay or interfere with the implementation or performance thereof or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith, in each case in a manner or to an extent that is material in the context of the Merger; or

                  (ii) require, prevent or delay the divestiture or alter the terms of any proposed divestiture by any member of the Offeree Group or (in connection with the Scheme) any member of the Offeror Group of all or any portion of their respective businesses, assets or property, or impose any limitation on the ability of any of them to conduct their respective businesses or own their assets or property or any part thereof and which in any such case is material in the context of the Offeree Group or the Offeror Group (in each case taken as a whole), being the group on which such requirement or imposition is made, as the case may be; or

                  (iii) impose any limitation on, or result in any delay in the ability of any member of the Offeror Group to acquire, directly or indirectly, or to hold or exercise effectively all or any rights of ownership of any Offeree Shares held by any member of the Offeror Group or on the ability of any member of the Offeror Group to exercise management control over Offeree or any member of the Offeree Group or on the ability of Offeree or any member of the Offeree Group or Offeror to hold or exercise effectively any rights of ownership of shares or other securities (or the equivalent) in any member of the Offeree Group held or owned by it, in each case, in a manner or to an extent which would be material in the context of the Merger, the Offeror Group or the Offeree Group, as the case may be; or

                  (iv) require any member of the Offeror Group or the Offeree Group to offer to



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                           acquire any shares or other securities (or the
                           equivalent) owned by any third party in the capital of any member of the Offeree Group or the Offeror Group, in each case, in a manner or to an extent which would be material in the context of the Offeror Group or the Offeree Group taken as a whole, as the case may be; or

                  (v) impose any limitation on the ability of any member of the Offeror Group or any member of the Offeree Group to integrate or co-ordinate its business, or any part of it, with the businesses of any other member of the wider Offeror Group or the wider Offeree Group in each case in a manner or to an extent which would be material in the context of the Offeror Group or the Offeree Group, as the case may be; or

                  (vi) otherwise affect the business, financial position, trading position or profits or prospects or value of the Offeror Group or the Offeree Group, in each case taken as a whole, in a manner which is material and adverse;

                  and all applicable waiting and other periods during which any relevant authority could have intervened, in respect of the Merger or the implementation of the Scheme or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Offeree by Offeror, have expired, lapsed or terminated;

         (d) all necessary notifications and filings in any jurisdiction have been made, all regulatory and statutory obligations in any jurisdiction have been complied with, all necessary waiting and other time periods (including any extension(s) thereof) under any applicable legislation or regulations in any jurisdiction have expired, lapsed or terminated, in each case in respect of the Merger and the implementation of the Scheme and the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Offeree by Offeror or any member(s) of the Offeror Group or in relation to the affairs of any member of the Offeree Group and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals necessary or appropriate in any jurisdiction (collectively "Consents") (in terms and a form satisfactory to Offeror, acting reasonably) in respect of the Merger and the implementation of the Scheme or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Offeree by Offeror or any member(s) of the Offeror Group or in relation to the affairs of any member of the Offeree Group, have been obtained from appropriate Third Parties together with those (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Offeror Group or any member of the Offeree Group has entered into contractual arrangements (and which are in any event material in the context of the Offeror Group or the Offeree Group taken as a whole (as the case maybe)) and all such Consents, together with all Consents necessary for Offeree to carry on its business, remain in full force and effect and all filings necessary for such purpose have been made or received and there has not been received any notice or indication of any intention to revoke, suspend, restrict, modify or not to renew the same;

         (e) save as disclosed in Offeree Disclosed Materials, there is no provision of any arrangement, agreement, licence, permit, franchise or other binding instrument to which any member of the Offeree Group is a party or by or to which any member of the Offeree Group or any part of its assets may be bound, entitled or subject (which is material in the context of the Offeree Group taken as a whole) (collectively, "Offeree Material Agreements") and which, in consequence of the Merger or the Scheme or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in or control or management of Offeree or any member of the Offeree Group by Offeror or any member(s) of the Offeror Group, could or might reasonably be expected to (to an extent which is material in the context of the Offeree Group taken as a whole) result in:

                  (i) any monies borrowed by or other indebtedness or liability, actual or contingent, of or grant available to, any member of the Offeree Group being or becoming repayable or being capable of being declared repayable immediately or prior to its stated maturity, or the ability of any such member of the Offeree Group to borrow monies or incur any indebtedness being withdrawn or materially inhibited; or

                  (ii) the creation or enforcement of any liabilities or any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Offeree Group or any such security interest (whenever and wherever arising or having arisen) becoming enforceable; or

                  (iii) any such Offeree Material Agreement being terminated or adversely modified or any unduly onerous obligation or liability arising under or any action being taken pursuant to such Offeree Material Agreement; or

                  (iv) any assets or interests of any member of the Offeree Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business; or

                  (v) Offeree or any member of the Offeree Group ceasing to be able to carry on its business under any name which it at present uses; or

                  (vi) the business, financial position, trading position or profits or prospects or value of the Offeree Group being adversely affected;

                  and no event has occurred which, under any such Offeree Material Agreement, could reasonably be expected to result in any event or circumstance referred to in



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                  paragraphs 3(e)(i) to (vi);

         (f) since 28 August, 1998 and except as disclosed pursuant to Offeree Disclosed Matters or as would be disclosed by a search at the Companies Registry for England and Wales against Offeree made as at the business day immediately preceding the date of this Announcement:

                  (i) (save as between a wholly owned Subsidiary of Offeree and Offeree or another wholly owned Subsidiary of Offeree) no member of the Offeree Group has issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for any options granted, and Offeree Shares unconditionally issued upon or pursuant to the exercise of options granted, prior to the date of this Announcement under the Action Share Option Schemes and disclosed in writing to Offeror prior to such date);

                  (ii) no member of the Offeree Group has recommended, declared, paid, made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (save as between a wholly-owned Subsidiary of Offeree and Offeree or another wholly-owned Subsidiary of Offeree) other than the interim dividend of 1.35p net per Action Share announced on 14 April, 1999 and payable on 9 June, 1999 to Action Shareholders on the register on 10 May, 1999;

                  (iii) no member of the Offeree Group has made or authorised or proposed or announced any material change in its share or loan capital, outside the ordinary course of business;

                  (iv) (save for transactions between a wholly-owed Subsidiary of Offeree and Offeree or another wholly-owned Subsidiary of Offeree) no member of the Offeree Group has merged with or demerged or acquired any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (other than in the ordinary course of business) which is material to the Offeree Group taken as a whole or authorised or proposed or announced any intention to propose any acquisition, demerger, disposal, or transfer as aforesaid;

                  (v) no member of the Offeree Group has authorised, issued or proposed the issue of any debentures, or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability of an aggregate amount which is material in the context of the Offeree Group taken as a whole;

                  (vi) no member of the Offeree Group has purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

                  (vii) no member of the Offeree Group has entered into or varied any contract (including any guarantee), arrangement, transaction or binding commitment (whether in respect of capital expenditure or otherwise), which is of a long-term, unduly onerous or unusual nature or magnitude or which is or would be restrictive of the business of any member of the Offeree Group or which involves or would involve an obligation of such a nature or magnitude and which is other than in the ordinary course of business and which in each case is material in the context of the Offeree Group taken as a whole;

                  (viii) except as referred to in this Announcement, neither Offeree nor any of its Subsidiaries has entered into or changed or made any offer (which remains open for acceptance) to enter into or change the terms of any contract (including any service contract) with any of the directors of Offeree which is material in the context of the Offeree Group taken as a whole;

                  (ix) no member of the Offeree Group has taken any corporate action or had any legal proceedings instituted against it for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction (in each case in a manner which could reasonably be expected to have a material adverse effect on the Offeree Group taken as a whole);

                  (x) no member of the Offeree Group has been unable or has admitted in writing that it is unable to pay its debts or has stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

                  (xi) no member of the Offeree Group has waived or compromised any claim which is material in the context of the Offeree Group, taken as a whole;

                  (xii) Offeree has not made any alteration to its Memorandum or Articles of Association (other than the alterations agreed with Offeror to be proposed at the Extraordinary General Meeting); and

                  (xiii) no member of the Offeree Group has entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to, or announced an intention to, or to propose to effect any of the transactions, matters or events referred to in this paragraph 3(f);

         (g) the Offeror Shares to be issued pursuant to the Scheme have been approved for trading upon notice of issuance on NASDAQ;

         (h)      Offeror has not discovered that, save for Offeree Disclosed
                  Matters:

                  (i) any past or present member of the Offeree Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the storage, carriage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, which non-compliance or any other disposal, discharge, spillage, leak or emission which has occurred would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Offeree Group and which is material in the context of the Offeree Group taken as a whole; or

                  (ii) there is or is likely to be any liability (whether contingent or otherwise) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Offeree Group, or in which any such member may now or previously have had or be deemed to have or have had an interest, under any environmental legislation, notice, circular or order of any relevant authority or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, in any such case to an extent which is material in the context of the Offeree Group taken as a whole; or

                  (iii) circumstances exist whereby a person or class of persons would be likely to have a claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Offeree Group which, in any such case, would be material in the context of the Offeree Group taken as a whole;

         (i) each Affiliate of Offeree has properly executed and delivered to Offeror an Affiliate Agreement;

         (j) each of the executive Directors of Offeree has properly executed and delivered to Offeror on the day before the Effective Date deeds of variation of their respective service agreements in the terms from time to time agreed between such executive Directors, Offeror and Offeree, subject only to the Scheme becoming effective; and

         (k) Offeree has performed its obligations pursuant to the Merger Agreement in all material respects.

4. Offeror reserves the right, in its absolute discretion, to waive all or any of conditions set out in paragraph 3 apart from paragraph 3(a), paragraph (b)(i) as read in conjunction with paragraph 3(c)(i) and paragraph 3(g) which may only be waived jointly by Offeree and Offeror.

5. Offeree and Offeror have agreed, subject as stated in paragraph 6 of this Appendix, that the Merger will also be conditional upon the following matters, and accordingly, an office copy of the Final Court Order will only be delivered for registration to the Registrar of Companies in England and Wales if:

         (a) clearances have been received, in a form reasonably acceptable to the Directors of Offeree, from the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 and under section 707 of the Income and Corporation Taxes Act 1988 for transactions involved in the Scheme; and

         (b) Offeree has not discovered regarding the Offeror Group that any written, financial, business or other information (except for forecasts, statements of opinion, projections, budgets or estimates) disclosed by or on behalf of any member of the Offeror Group privately to any member of the Offeree Group or its advisers contains a misstatement of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which has not subsequently and prior to the date of this Announcement been corrected by such disclosure, and, in any event, which is material in the context of the Offeror Group taken as a whole.

6. Offeree reserves the right, in its absolute discretion, to waive either or both of the conditions set out in paragraph 5.

7. The Scheme will not proceed if the proposed Merger is referred to the Competition Commission before the date of the Court Meeting. In such event, neither Offeror nor any holder of Offeree Shares will be bound by any term of the Scheme.